Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 12, 2025, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-275386) and related Prospectus of Westinghouse Air Brake Technologies Corporation for the registration of debt securities, guarantees of debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts and units.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 19, 2025